Exhibit 5.1

December 7, 2010

Harbor Island Development Corp.

Attn: Board of Directors

2275 NW 150th Street, Unit B

Opa Locka, FL 33054

Re:

Registration Statement on Form S-1 Amendment No. 6 for Harbor Island Development Corp.

Ladies and Gentlemen:

We refer to the above-captioned amended registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by Harbor Island Development Corp., a Nevada corporation (the “Company”), with the Securities and Exchange Commission on or about the date of this letter.

In connection with this opinion, we have examined the corporate records of the Company, including the Company's Articles of Incorporation, and Bylaws, the Registration Statement, and such other documents and records as we deemed relevant in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such documents.

Based upon the foregoing and in reliance thereof, it is our opinion that the outstanding Shares described in the Registration Statement, are legally issued, fully paid and non-assessable, under Nevada Law.  This opinion is expressly limited in scope to the Shares enumerated herein which are to be expressly covered by the referenced Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our law firm under the caption “Interest of Named Experts and Counsel” in the Registration Statement.

Very truly yours,

/s/Carrillo Huettel, LLP

Carrillo Huettel, LLP

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